Exhibit 23.2

UEN: T12LL1223B            GST Reg No: M90367663E

Tel: (65) 6227 5428 / 6223 6796

20 Maxwell Road, #11-09, Maxwell House, Singapore 069113

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 28, 2021, relating to the consolidated balance sheet of Sino-Global Shipping America, Ltd. and Affiliates as of June 30, 2021, and the related consolidated statements of operations and comprehensive loss, changes in equity (deficiency) and cash flows for the year ended June 30, 2021, appearing in the Annual Report on Form 10-K of Sino-Global Shipping America, Ltd. for the year ended June 30, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Singapore

September 28, 2021